Exhibit 4.9

JOINT DEVELOPMENT AND SUPPLY FRAMEWORK AGREEMENT

        This joint development and supply framework agreement (“JDSA”) is by and between The Procter & Gamble Company, a corporation organized and existing under the laws of Ohio, having its principal place of business at One Procter and Gamble Plaza, Cincinnati, Ohio 45202 (hereinafter referred to along with its AFFILIATES as “P&G”) and Syneron Medical Ltd., having its principal place of business in Industrial Zone, Tavor Building, Yokneam Ilit 20692, Israel (hereinafter referred to along with its AFFILIATES as “SYNERON”) (each individually referred to herein as a “PARTY” or collectively as the “PARTIES”).

WHEREAS, P&G has a high interest in pursuit of technologies for in-home personal use that utilize radio frequency (“RF”) alone or a combination of RF and optical radiation and/or other types of energy sources, alone or when in conjunction with PERSONAL CARE COMPOSITIONs, to enhance an individual’s skin appearance;

WHEREAS, SYNERON has developed certain such technologies, and has expressed interest in further development and supply to P&G of devices for in-home personal use that utilize RF alone or in combination with optical radiation and/or other types of energy, to enhance skin appearance;

WHEREAS, subject to the terms and conditions set forth below, the PARTIES desire to enter into a collaboration for the development and supply of energy based devices that utilize RF alone or in combination with optical radiation and/or other types of energy for in-home personal use for enhancing skin appearance (such field is more particularly described below);

NOW THEREFORE, in consideration of the mutual promises contained herein, and in consideration of the time, money and effort which will be expended under this JDSA, the PARTIES agree to the folowing:

ARTICLE 1

DEFINITIONS

1.1	General. The capitalized terms defined in this in this Article 1 shall have the corresponding meanings indicated below in this Article 1 for purposes of this JDSA. Non-capitalized terms invoke their common meanings based on the English language, American usage.

1.2	AFFILIATES. An entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with SYNERON or P&G. For this purpose, “control” shall mean the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity.

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1.3	APPROVALS. Shall have the meaning given thereto in Article 5.2.3.

1.4	BACKGROUND TECHNOLOGY. With respect to each PARTY, all PATENTs and KNOW-HOW anywhere in the world owned or controlled by such PARTY, but excluding the PROJECT PATENTs and PROJECT KNOW-HOW.

1.5	BENEFIT. Enhancement of skin appearance with respect to preventative and therapeutic treatment of, the following conditions: fine lines, wrinkles, hyperpigmentation, superficial and benign vascular and pigmented lesions, such as telangiectasias, rosacea, poikiloderma, cellulite and angioma, but not including (and explicitly excluding) the following conditions and applications: adipose tissue, skin recontouring or reshaping, fat reduction, lypolysis, acne, leg veins, hair removal, and the inhibition, prevention, reduction, or slowing of hair growth.

1.6	CDA. The Confidential Disclosure Agreement executed on October 23, 2004 between the PARTIES, including any subsequent extensions or modifications thereto, provided that the term of the CDA is hereby extended to have the same duration as this JDSA.

1.7	COMMERCIAL CHANNELS. Shall have the meaning given thereto in Article 4.1.

1.8	CONFIDENTIAL INFORMATION. Shall have the meaning given thereto in the CDA. Additionally, JOINT PROJECT KNOW-HOW and the results from testing of DEVICEs shall be CONFIDENTIAL INFORMATION of both PARTIES, PROJECT KNOW-HOW – DEVICE shall be CONFIDENTIAL INFORMATION of SYNERON. PROJECT KNOW-HOW – PERSONAL CARE COMPOSITION and P&G DEVICE KNOW-HOW shall be CONFIDENTIAL INFORMATION of P&G.

1.9	[*****].

1.10	DEVICE. Devices that utilize RF alone or a combination of RF energy plus optical radiation and or other types of energy sources, to achieve one or more BENEFITs.

1.11	EFFECTIVE DATE. The date of the last signature that completes the execution of this JDSA.

1.12	FIELD. In-home use to obtain one or more BENEFITs using the DEVICE. The FIELD shall not include (and explicitly excludes) use in clinical settings, use in spa settings, and use by PROFESSIONALS in treating patients or clients.

1.13	EXCLUSIVITY PERIOD shall have the meaning given thereto in Article 4.1.

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1.14	INITIAL DEVICE. The device having such SPECIFICATIONS as to be mutually agreed by the PARTIES pursuant to Article 2.5 of this JDSA.

1.15	INTELLECTUAL PROPERTY or IP. Inventions, discoveries and technology, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, and renewal applications, and including renewals, extensions, re-examinations and reissues; (ii) Confidential Information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iii) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of Information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions; and (iv) all other intellectual property or proprietary rights.

1.16	JOINT PROJECT KNOW-HOW. All PROJECT KNOW-HOW that is neither PROJECT KNOW-HOW – DEVICE nor PROJECT KNOW-HOW – PERSONAL CARE COMPOSITION.

1.17	JOINT PROJECT PATENT. Any PROJECT PATENT THAT is neither a PROJECT PATENT – DEVICE nor a PROJECT PATENT –PERSONAL CARE COMPOSITION.

1.18	KNOW-HOW. All technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, pre-clinical and clinical results, manufacturing processes, and test procedures, whether or not confidential, proprietary, patented, or patentable or otherwise protectable, in written, electronic or any other form. KNOW-HOW excludes patentable inventions disclosed in a published or issued patent filing.

1.19	LAUNCH. Shall have the meaning of the first commercial sale in a major territory for which said sale is intended for sustainable market presence.

1.20	LAUNCH DATE. Shall have the meaning of the date of LAUNCH

1.21	[*****]

1.22	OTHER AGREEMENT shall have the meaning given thereto in Article 4.1.

1.23	OTHER DEVICE. Any device for use in the FIELD that (a) delivers non-RF energy in the form of any of the following or a combination of any of the following: ultrasound electromagnetic radiation energy, optical radiation energy or manipulation of the skin using vacuum (i.e. sub-atmospheric pressure) and/or pressure, to achieve the BENEFIT, and (b) does not use RF energy, alone or in combination with another form of energy and c) the same level of BENEFIT is not achievable without the application of energy via the device.

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1.24	P&G DEVICE TECHNOLOGY. All technology solely developed by P&G pertaining to delivery, distribution and/or application of compositions from a device, aesthetic or ergonomic aspects of devices, consumables other than consumables utilized for the administration of energy or cooling of the skin or otherwise retro-fitted components for use with devices other than components utilized for the administration of energy or cooling of the skin, discoveries and inventions related to the marketing of devices, discoveries and inventions related to the consumer use or consumer interface that’s associated with the use of the device by the consumer, methods of use of devices within the FIELD, business methods associated with marketing devices within the FIELD, discoveries and inventions related to safety aspects of devices.

1.25	PARTY and PARTIES. Shall have the meaning given thereto in the first paragraph of this JDSA.

1.26	PATENT. Any (a) patent application, including without limitation any provisional, converted provisional, divisional, continuation, continuations-in-part, substitution or continuing prosecution application, or (b) patent, including without limitation any renewal, extension, reexamination, reissue or supplemental protection or inventor’s certificate, in each case, throughout the world.

1.27	PERSONAL CARE COMPOSITION. Topical formulations and compositions for application to keratinous tissue (including skin, hair, and nails) marketed to consumers for using either during operation of the DEVICE or within a treatment regimen(s) using the DEVICE. Such a regimen includes pre-and post treatment lotions, but excludes cleansers, daily use lotions or other general use lotions.

1.28	PROFESSIONALS. Cosmetologists, aestheticians, spa personnel, and medical professionals, including without limitation, general practitioners, dermatologists, plastic surgeons, gynecologists, and nurses.

1.29	PROJECT. Shall have the meaning given thereto in Article 2.1.

1.30	PROJECT LIAISON. Shall have the meaning given thereto in Article 2.3.3.

1.31	PROJECT INVENTION. Any invention conceived and/or reduced to practice (a) by SYNERON employees or other agents (whether solely or jointly with another), (b) by P&G employees or other agents (whether solely or jointly with another), or (c) by at least one of each of the foregoing in (a) and (b), in each case (x) pursuant to their conduct of the PROJECT, or (y) using the other PARTY’s materials that are (or were prior to the EFFECTIVE DATE) received in connection with (or in preparation for) the PROJECT or otherwise pursuant to this JDSA.

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1.32	PROJECT KNOW-HOW. All KNOW-HOW made or developed (a) by SYNERON employees or other agents (whether solely or jointly with another), (b) by P&G employees or other agents (whether solely or jointly with another), or (c) by at least one of each of the foregoing in (a) and (b), in each case (x) pursuant to their conduct of the PROJECT, or (y) using the other PARTY’s materials that are (or were prior to the EFFECTIVE DATE) received in connection with (or in preparation for) the PROJECT or otherwise pursuant to this JDSA.

1.33	PROJECT KNOW-HOW –DEVICE. Any PROJECT KNOW-HOW that (a) relates primarily to any of the following or any combination of the following: any DEVICE, DEVICE component, RF and/or optical radiation or other types of energy sources, or method of making or using any of the foregoing; without; provided that (b) PROJECT KNOW-HOW–DEVICE shall not include the following, or a combination of the following: any PERSONAL CARE COMPOSITION, ingredient(s) thereof, or a method of making or using any of same, or P&G DEVICE TECHNOLOGY. None of the individual items listed in clause (a) shall be used to interpret or limit the scope of other items listed in such clause .

1.34	PROJECT KNOW-HOW –PERSONAL CARE COMPOSITION. Any PROJECT KNOW-HOW that (a) relates primarily to any of the following or any combination of the following: any PERSONAL CARE COMPOSITION, ingredient thereof, or method of making or using any of the foregoing; without (b) relating to any of the following or combination of the following: any DEVICE; DEVICE component, RF and/or optical radiation or other types of energy sources, or method of making or using any of the foregoing. None of the individual items listed in clause (b) shall be used to interpret or limit the scope of other items listed in such clause (there is overlap among categories).

1.35	PROJECT PATENT. Any PATENT claiming a PROJECT INVENTION.

1.36	PROJECT PATENT –DEVICE. Any PROJECT PATENT wherein (a) each of the claims covers at least one of the following, or covers a combination of any of the following: any DEVICE, DEVICE component, RF and/or optical radiation or other types of energy sources, or method of making or using any of the same; and (b) no such claims cover, or include limitations directed specifically to, any of the following, or a combination of any of the following: any PERSONAL CARE COMPOSITION, ingredient(s) thereof, or a method of making or using any of same, or P&G DEVICE TECHNOLOGY. None of the individual items listed in clause (a) shall be used to interpret or limit the scope of other items listed in such clause (there is overlap among categories).

1.37	PROJECT PATENT –PERSONAL CARE COMPOSITION. Any PROJECT PATENT wherein (a) each of the claims covers at least one of the following, or covers a combination of any of the following: any PERSONAL CARE COMPOSITION, ingredient(s) thereof, or a method of making or using any of same; and (b) wherein none of the claims cover, or include limitations directed specifically to, any of the following or combination of any of the following: any DEVICE, DEVICE component, RF and/or optical radiation or other types of energy sources, or method of making or using any of the same. None of the individual items listed in clause (b) shall be used to interpret or limit the scope of other items listed in such clause (there is overlap among categories).

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1.38	PROJECT PLAN. Shall have the meaning given thereto in Article 2.1.

1.39	R&D COMMITTEE. Shall have the meaning given thereto in Article 2.3.

1.40	SPECIFICATIONS. Shall have the meaning given thereto in Article 2.5.

1.41	SYNERON MARKS. Shall have the meaning given thereto in Article 3.8.2.

1.42	TERM. Shall have the meaning given thereto in Article 8.1.

1.43	TERMINATION. Shall have the meaning given thereto in Article 8.3.

1.44	THIRD PARTY. An entity other than a PARTY or an AFFILIATE.

1.45	TRADEMARK. Any word, name, symbol, color, designation, indicia or any combination thereof, including any trademark, trade dress, brand name, logo, or business symbol.

ARTICLE 2

PROJECT

2.1	Project. The PARTIES intend to jointly develop one or more DEVICEs to be commercially sold for use in the FIELD (the “PROJECT”). The PARTIES’ shall, promptly upon execution of this JDSA, agree on a plan for the PROJECT (the “PROJECT PLAN”). Each PARTY shall perform the duties and obligations assigned to it under the PROJECT PLAN, on the timeline set forth therein.

2.2	Consumer Tests. With respect to any marketing or consumer tests or studies in connection with the PROJECT, the PARTIES shall mutually exchange, without obligation of incorporation thereof, ideas or information on the form, questions, group parameters, formatting data and other parameters defining such studies. Each PARTY shall provide the other with its assessments and issues encountered in connection with such studies on an ongoing basis during the course of such studies, and with the final results of such studies promptly upon completion.

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2.3	Management.

2.3.1	R&D Committee. Promptly after the Effective Date, each PARTY shall appoint a representative to serve as a member of a research and development committee (the “R&D COMMITTEE”). The R&D COMMITTEE shall meet quarterly and, on an exceptional basis, from time to time promptly after the date of a written request by either PARTY. SYNERON’s initial member of the R&D COMMITTEE shall be Michael Kreindel. P&G’s initial member shall be Dawn French. Either PARTY may change its R&D COMMITTEE member upon written notice to the other PARTY. The R&D COMMITTEE may meet in person or by teleconference or videoconference. It shall be chaired on an alternating basis by the SYNERON member or P&G member. The chair of the R&D COMMITTEE at the time of each meeting shall prepare draft minutes of such meeting for circulation to other member of the R&D COMMITTEE within two (2) weeks after such meeting, and shall issue final minutes incorporating suggested changes and/or noting disagreements as requested by the other member of the R&D COMMITTEE within two (2) weeks after such draft minutes were circulated.

2.3.2	R&D Committee Responsibilities. The R&D COMMITTEE shall have only those powers set forth for it herein, and shall have no power to amend or waive compliance with this JDSA. Decisions of the R&D COMMITTEE shall require unanimous votes. Any dispute or issue that cannot be resolved by the R&D COMMITTEE shall be referred to senior management of the PARTIES to be resolved by such senior mangagement. The R&D COMMITTEE shall serve as an information-sharing forum between the PARTIES regarding the PROJECT, and subject to the oversight and approval of the PARTIES, the R&D COMMITTEE shall be responsible for:

2.3.2.1	receiving the PARTIES' reports under Article 2.3.4;

2.3.2.2	proposing to the PARTIES potential modifications to the PROJECT PLAN as appropriate, including without limitation success criteria and milestones that are necessary to transition from one phase to another phase of the PROJECT (but the R&D COMMITTEE shall have no power to approve such modifications; such modifications may only be approved in writing by authorized officers of both PARTIES in accordance with Article 9.5.

2.3.2.3	reviewing PROJECT INVENTIONs jointly invented by the PARTIES with patent counsel and facilitating patent application filings by the appropriate PARTY;

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2.3.3	PROJECT LIAISON. In addition to the R&D COMMITTEE, each PARTY shall designate a “PROJECT LIAISON” for the PROJECT. A PARTY may change its PROJECT LIAISON by written notice to the other PARTY. The PROJECT LIAISONs are expected to interact regularly, on a monthly basis at least. Each PARTY’s PROJECT LIAISON shall be reasonably available to discuss and shall promptly inform the other PARTY’s PROJECT LIAISON of any and all PROJECT KNOW-HOW and PROJECT INVENTIONs jointly invented by the PARTIES. SYNERON’s initial PROJECT LIAISON shall be Shimon Eckhouse. P&G’s initial PROJECT LIAISON shall be Mark Evans. Either PARTY may change its PROJECT LIAISON upon written notice to the other PARTY.

2.3.4	Reports. Each PARTY shall provide written, quarterly reports to the R&D COMMITTEE of all PROJECT KNOW-HOW and PROJECT INVENTIONs made, developed, conceived, or reduced to practice jointly by the PARTIES in the preceding calendar quarter. The purpose of these reports is to ensure the continuous sharing between the PARTIES of information regarding joint results and inventions achieved under the PROJECT, and to enable the PARTIES to take prompt action to file any PROJECT PATENTs in accordance with and to the extent provided in Article 3.6.

2.4	Expenses. Unless otherwise mutally agreed in writing, each PARTY shall bear its own expenses accrued in connection with the performance of the PROJECT PLAN.

2.5	Specifications. The parties shall, no later than ten months prior to the initial shipment of the INITIAL DEVICE, mutually agree on the complete specifications for the DEVICEs to be supplied by SYNERON to P&G pursuant to this JDSA (including, without limitation, design documents, and full quality, safety, performance and functional specifications) (“SPECIFICATIONS”). Both parties shall exercise good faith in seeking to determine the SPECIFICATIONS.P&G agrees to cooperate with SYNERON in good faith with respect to modifications to the SPECIFICATIONS proposed by SYNERON.

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ARTICLE 3

INTELLECTUAL PROPERTY RIGHTS

3.1	SYNERON IP. As between the PARTIES, SYNERON shall solely own the following IP:
3.1.1	All PROJECT PATENTs–DEVICE; and
3.1.2	All PROJECT KNOW-HOW – DEVICE.

3.2	P&G IP. As between the PARTIES, P&G shall solely own the following IP:
3.2.1	All PROJECT PATENTs – PERSONAL CARE COMPOSITION;
3.2.2	All PROJECT KNOW-HOW – PERSONAL CARE COMPOSITION.
3.2.3	All P&G DEVICE TECHNOLOGY.

3.3	Pre-Existing and Separately Existing IP. Each PARTY retains ownership of all of its BACKGROUND TECHNOLOGY. Nothing in this JDSA shall be deemed to effect or require any assignment between the PARTIES of BACKGROUND TECHNOLOGY.

3.4	Joint IP.

3.4.1	JOINT PROJECT PATENT. Notwithstanding the actual inventorship of the relevant PROJECT INVENTIONs, any and all JOINT PROJECT PATENTs shall be jointly owned by the PARTIES in equal, undivided shares, in accordance with the undivided one-half interests (together with the rights associated therewith) owned by co-inventors under United States law (in the absence of a written agreement), to the maximum extent permitted by law in the jurisdiction in which each JOINT PROJECT PATENT is granted (and any and all permissions, non-exclusive licenses, and consents required in other jurisdictions to achieve this are hereby granted by each PARTY).

3.4.2	JOINT PROJECT KNOW-HOW. The PARTIES shall jointly own the JOINT PROJECT KNOW-HOW. Each PARTY and its AFFILIATES may practice and use the JOINT PROJECT KNOW-HOW and upon termination pursuant to Article 8 of this JDSA may grant licenses thereunder to THIRD PARTIES in conjunction with the grant of a license under such PARTY’s BACKGROUND TECHNOLOGY (provided that such THIRD PARTIES are subject to confidentiality restrictions at least as stringent as those set forth in this JDSA), without a duty of accounting to the other PARTY.

3.5	Confidentiality. Notwithstanding anything to the contrary in the CDA or this JDSA, each PARTY shall use at least the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use or disclosure of the trade secrets contained in the JOINT PROJECT KNOW-HOW and any PROJECT KNOW-HOW of the other PARTY, and shall not disclose the trade secrets contained in the JOINT PROJECT KNOW-HOW or the PROJECT KNOW-HOW of the other PARTY to any THIRD PARTY who is not bound in writing by restrictions regarding disclosure and use of such trade secrets comparable to and no less restrictive than those set forth in herein, subject to the exclusions set forth in Sections II (a) through (e) of the CDA provided that any such disclosures are restricted by the exclusivity provisions in Article 4 of this JDSA . Notwithstanding the foregoing, either PARTY may disclose JOINT PROJECT KNOW-HOW and any PROJECT KNOW-HOW of the other PARTY that is required to be disclosed by law or government regulation, provided that the PARTY provides reasonable prior notice of such required disclosure to the other PARTY.

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3.6	Preparation and Prosecution of Patent Applications.

3.6.1	Responsibilities of the PARTIES. Each PARTY shall have the sole right to file, prosecute, maintain and enforce PROJECT PATENTs solely owned by such PARTY.The PARTIES shall seek to mutually agree on which PARTY shall file, prosecute, and maintain each JOINT PROJECT PATENT. Unless the PARTIES otherwise mutually agree (in their sole discretions), prosecution of JOINT PROJECT PATENT shall be as laid out in the rest of this Article 3.6.

3.6.2	JOINT PROJECT PATENTs. Subject to the confidentiality obligations set forth in Article 3.5 above, either PARTY has the first right (but not the obligation) to prepare, file, and prosecute a patent application relating to a JOINT PROJECT PATENT claiming a PROJECT INVENTION invented by such PARTY’s employees or independent contractors without the employees and independent contractors of the other PARTY. SYNERON shall have the first right (but not the obligation) to prepare, file, and prosecute a patent application relating to a JOINT PROJECT PATENT claiming a JOINT PROJECT INVENTION by both PARTIES’ employees or independent contractors. Such first right of a PARTY shall expire if the PARTY notifies the other PARTY in writing that it does not wish to exercise its rights under the first sentence of this Article 3.6.2. The other PARTY shall then be entitled to prepare, file, and prosecute such patent application.

3.6.3	Provision of Drafts. The PARTY filing, prosecuting or maintaining a JOINT PROJECT PATENT shall, upon request of the other PARTY, (a) provide the non-filing PARTY with drafts of all filings and correspondence to, and copies of all notices and correspondence from the United States Patent and Trademark Office or analogous foreign body regarding such JOINT PROJECT PATENT; and (b) reasonably consider and take into account the non-filing PARTY’s comments on such drafts.

3.6.4	Cost. Except as provided in Article 3.6.5, the PARTIES shall share equally patent office fees, annuities, and any other governmental fees, of both PARTIES in relation to filing, prosecution and maintenance of JOINT PROJECT PATENTs. At the end of each six months period beginning June 30, 2007, the PARTIES shall notify each other in writing of any such expenses they have incurred during that period, along with substantiating invoices and receipts, and the PARTY having incurred the lesser amount of such expenses shall reimburse the other PARTY one-half (1/2) the difference between the expenses incurred by the PARTIES.

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3.6.5	Abandonment; Rights in Non-Elected Countries. Either PARTY may elect not to fund (or to cease funding of) filing, prosecution or maintenance of any JOINT PROJECT PATENT in any country by providing written notice thereof to the other PARTY, and thereafter such other PARTY shall solely own such patent application or patent in such country, which shall no longer be deemed to be within the JOINT PROJECT PATENTs.

3.6.6	Abandonment Rights of Project Patents Either PARTY may elect not to fund (or cease funding of) filing, prosecution or maintenance of any PROJECT PATENT in any country by providing written notice thereof to the other PARTY, and thereafter such other PARTY shall solely at its own expense obligate the owning PARTY to maintain said PROJECT PATENT in the country in question.

3.7	Cooperation and Assignment. Each PARTY agrees to fully cooperate with the other PARTY and hereby assigns to the other PARTY the PROJECT PATENTs and PROJECT KNOW-HOW to the extent necessary to achieve the ownership and other rights set forth in Article 3.This includes, but is not limited to, reviewing patent applications and providing comments to the same, providing comments to facilitate prosecution or opposition of the other PARTY’s patent application or a joint patent application, providing data or evidence of patentability required for prosecution or opposition and executing assignment documents and instruments reasonably necessary to evidence or record such assignment or to enforce rights in the assigned intellectual property. If a PARTY is unable, after making reasonable inquiry, to obtain the signature of the other PARTY on any such document or instrument, then such other PARTY hereby appoints the inquiring PARTY as the other PARTY’s attorney-in-fact for the sole purpose of executing and delivering such document or instrument, which appointment is coupled with an interest. Each PARTY shall only use employees, consultants and other agents in its performance of the PROJECT, who are under an obligation to assign the PROJECT PATENTs to such PARTY, and have made an appointment of such PARTY to execute and deliver documents relating to such assignment and enforcement of the assigned rights that is comparable to the one set forth in this Article 3.7.

3.8	Trademarks.

3.8.1	Subject to the provisions contained in Article 3.8.2 below, P&G shall have the sole right to determine the TRADEMARKs to be used with respect to the development and commercialization of the DEVICEs within the FIELD on a worldwide basis, and shall own all right, title and interest in and to such TRADEMARKs (excluding the TRADEMARKs referred to Article 3.8.2).

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3.8.2	P&G agrees to display on the DEVICEs a TRADEMARK provided by SYNERON (“SYNERON MARKS”) in such manner and location as to be agreed by the PARTIES, provided that such display shall not be more prominent than a TRADEMARK of P&G, but in any event, shall have a commercially reasonable size and location.

3.8.3	During and after the TERM of this JDSA, SYNERON shall not use any TRADEMARKs designated under Article 3.8.1 above or any TRADEMARK that is confusingly similar thereto to identify or distinguish any DEVICE that is marketed within or outside the FIELD.

3.9	No Licenses. Except as explicitly provided in this Article 3, nothing in this JDSA shall be construed as conferring on either PARTY an express or implied right, license, or option to license any CONFIDENTIAL INFORMATION, technology, PATENTs, KNOW-HOW, or any intellectual property rights owned by the other PARTY.

3.10	Non-Transfer. SYNERON shall not assign, license or otherwise provide rights to any Third Party under PROJECT PATENT or BACKGROUND TECHNOLOGY related to the DEVICE which assignment, license or rights are inconsistent with any rights granted to P&G pursuant to this JDSA. Failure to comply with this Section shall be considered a material breach pursuant to Article 8.2.

3.11	IP Assertion. SYNERON has sufficient right, title and interest to BACKGROUND TECHNOLOGY to provide INTELLETUAL PROPERTY rights to P&G for the purposes of P&G to sell DEVICE’s and carry out all obligations under this JDSA .

ARTICLE 4

EXCLUSIVITY RIGHTS

4.1	Exclusivity

4.1.1	With respect to DEVICEs, SYNERON shall work exclusively with P&G to develop and commercialize DEVICES for delivery of the BENEFITS(s) in the FIELD. P&G shall work exclusively with SYNERON to develop and commercialize DEVICES for delivery of the BENEFITS(s) in the FIELD and to distribute such DEVICES in channels other than PROFESSIONAL channels for use by such PROFESSIONAL to treat clients at the PROFESSIONAL’S office or place of business , including, but not limited to, Food, Drug, Mass, Club, Specialty Retail, Prestige, and Internet (herein COMMERCIAL CHANNELS).

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4.1.2	P&G agrees to progress to commercialization of the INITIAL DEVICE with successful completions of phases and milestones as provided for in the PROJECT PLAN.

4.1.3	~~[****]~~.

4.1.4	P&G and SYNERON agree there is mutual benefit in working together on OTHER ACTIVITIES where SYNERON has exclusive, proprietary positioning relating to OTHER DEVICES, as evidenced by pending PATENTS. During the EXCLUSIVITY PERIOD, SYNERON shall provide P&G the opportunity to work exclusively with SYNERON on OTHER ACTIVITIES by providing to P&G information regarding SYNERON’s PATENTs in connection with OTHER DEVICES. If at such time SYNERON provides P&G said opportunity P&G has no pre-existing agreements concerning P&G’s evaluation of OTHER DEVICES with THIRD PARTIES, P&G shall work exclusively with SYNERON regarding such OTHER DEVICES. P&G shall provide SYNERON with a response regarding P&G’s intent to work with SYNERON on such OTHER ACTIVITIES within thirty (60) Business Days after receipt of evidence of SYNERON’s related PATENTs. In each instance, if P&G notifies SYNERON that it is interested in working with SYNERON on such OTHER ACTIVITIES, the Parties shall have an additional period of sixty (60) Business Days following SYNERON’s receipt of P&G’s notification to enter into a definitive agreement regarding such OTHER ACTIVITIES, which agreement shall be conceptually structured as the current JDSA. If the Parties do not enter into a definitive agreement during the sixty (60) day period, SYNERON shall have no further obligations regarding such OTHER DEVICE and shall be entitled to engage in OTHER ACTIVITES related to such OTHER DEVICE alone or with any other THIRD. However SYNERON shall not offer said OTHER DEVICES to a third party at terms more favorable than those initially offered to P&G without first offering the more favorable terms to P&G Upon the merger with or acquisition of SYNERON by a THIRD PARTY (collectively referred to as a MERGER TRANSACTION) wherein SYNERON is not the surviving entity, the obligations of SYNERON pursuant to this Article 4.1.4 shall terminate except as to OTHER ACTIVITIES where the related OTHER DEVICES were conceived by SYNERON prior to or as the date of said MERGER TRANSACTION, and P&G’s obligations pursuant to 4.1.3 shall terminate.

4.1.5	Upon the Parties mutually agreeing it’s advisable to acquire IP rights of Third Parties for reasons including strategic value to the PROJECT and/or for mitigating the possibility of a claim of IP infringement associated with DEVICEs or OTHER DEVICES, SYNERON will first seek to acquire such IP rights. If SYNERON cannot or chooses not to acquire such rights, P&G will have the right to acquire such IP rights of THIRD PARTIES where the costs associated with acquisition thereof shall be credited against royalties due in Schedule A or B ; provided that P&G’s acquisition of such IP rights shall require SYNERON’s prior written approval.

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4.2	Purchases and Sales. P&G and its AFFILIATES will purchase their requirements for DEVICEs for the FIELD pursuant to Article 6 exclusively from SYNERON, and P&G on behalf of itself and its AFFILIATES agrees not to manufacture DEVICEs for the FIELD. SYNERON will sell DEVICEs for the FIELD to P&G on an exclusive basis, and P&G shall purchase the DEVICES from SYNERON for a purchase price equal to [****], all in accordance with the supply agreement to be negotiated between the PARTIES in accordance with Article 6 below. In addition, P&G shall pay to SYNERON the royalty payments (“ROYALTIES”) based upon ~~[****]~~, all in accordance with the provisions of Schedule B attached hereto. P&G further agrees to pay to SYNERON the minimum royalties set forth in Schedule B (the “MINIMUM ROYALTIES”).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	By P&G. P&G hereby represents, warrants and covenants to SYNERON that, as of the EFFECTIVE DATE as follows:

5.1.1	P&G is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this JDSA.

5.1.2	P&G has the power and authority and the legal right to enter into this JDSA and perform its obligations hereunder; and has taken all necessary corporate action on its part required to authorize the execution and delivery of this JDSA and the performance of its obligations hereunder. This JDSA has been duly executed and delivered on behalf of P&G and constitutes a legal, valid and binding obligation of P&G and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditor rights generally; and laws of general application and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

5.1.3	The execution and delivery of this JDSA and the performance of P&G’s obligations hereunder do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of P&G, as applicable, in any material way; and do not conflict with, violate, or breach or constitute a default or require any consent under any contractual obligation or court or administrative order by which P&G is bound, in any material way.

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5.1.4	At no time shall P&G (a) assign, transfer, convey, grant any license, or otherwise encumber any right, title or interest in or to the JOINT PROJECT KNOW-HOW, JOINT PROJECT PATENTs, PROJECT KNOW-HOW – DEVICE, or PROJECT PATENTs – DEVICE; or (b) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse, or other action or inaction with respect to the JOINT PROJECT KNOW-HOW, JOINT PROJECT PATENTs, PROJECT KNOW-HOW – DEVICE, or PROJECT PATENTs – DEVICE; in the case of each (a) and (b), that is inconsistent with the grants, assignments, licenses and other rights expressly reserved to SYNERON under this JDSA, without the prior written consent of SYNERON.

5.2	By SYNERON. SYNERON hereby represents, warrants and covenants to P&G, as of the EFFECTIVE DATE as follows:

5.2.1	SYNERON is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this JDSA.

5.2.2	SYNERON has the power and authority and the legal right to enter into this JDSA and perform its obligations hereunder; and has taken all necessary corporate action on its part required to authorize the execution and delivery of this JDSA and the performance of its obligations hereunder. This JDSA has been duly executed and delivered on behalf of SYNERON and constitutes a legal, valid and binding obligation of SYNERON and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditor rights generally; and laws of general application and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

5.2.3	All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons required to be obtained by SYNERON in connection with the execution and delivery of this JDSA and the performance of its obligations hereunder (“APPROVALS”) have been or will herein be obtained.

5.2.4	The execution and delivery of this JDSA and the performance of SYNERON’s obligations hereunder do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of SYNERON, as applicable, in any material way; and do not conflict with, violate, or breach or constitute a default or require any consent under any contractual obligation or court or administrative order by which SYNERON is bound, in any material way.

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5.2.5	At no time shall SYNERON (a) assign, transfer, convey, grant any license, or otherwise encumber any right, title or interest in or to the JOINT PROJECT KNOW-HOW, JOINT PROJECT PATENTs, PROJECT KNOW-HOW – PERSONAL CARE COMPOSITION, or PROJECT PATENTs –PERSONAL CARE COMPOSITION; or (b) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse, or other action or inaction with respect to the JOINT PROJECT KNOW-HOW, JOINT PROJECT PATENTs, PROJECT KNOW-HOW – PERSONAL CARE COMPOSITION, or PROJECT PATENTs – PERSONAL CARE COMPOSITION; in the case of each (a) and (b), that is inconsistent with the grants, assignments, licenses and other rights expressly reserved to P&G under this JDSA, without the prior written consent of P&G.

5.3	Disclaimer. THE FOREGOING WARRANTIES ARE IN LIEU OF, AND EACH PARTY DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF ACCURACY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT, AND ALL WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

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ARTICLE 6

SUPPLY

The PARTIES hereby agree to in mutual good faith to negotiate a Supply Agreement subject to the Framework set forth in Schedule C and payment obligations set forth in Schedules A and B.

ARTICLE 7

LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO EACH PARTY’S LIABILITY UNDER ARTICLE 3.5 (CONFIDENTIALITY) AND THOSE EXCLUSIONS TO LIABILITY TO BE SET FORTH IN THE SUPPLY AGREEMENT TO BE NEGOTIATED PURSUANT TO ARTICLE 6, TO THE EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING ANYTHING IN THIS JDSA TO THE CONTRARY OR ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES OF ANY KIND, OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF USE OR DATA, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, INABILITY TO USE THE TECHNOLOGY PROVIDED OR DEVELOPED HEREUNDER, OR OTHERWISE.

ARTICLE 8

DURATION AND TERMINATION OF JDSA.

8.1	Duration of JDSA. The term of this JDSA shall commence on the EFFECTIVE DATE and shall remain in full force and effect for a period of ten (10) years (the “TERM”). Upon expiration of the term, the Parties shall negotiate in good faith an extension of this Agreement. .

8.2	Termination for Material Breach. If either PARTY commits any material breach of any of the representations, warranties, covenants or other provisions of this JDSA, or materially defaults or fails to perform any of the terms, covenants or other provisions of this JDSA, then the non-defaulting PARTY shall provide written notice to the defaulting PARTY that if the breach or default is not cured within thirty (30) Business days of such notice, the JDSA shall be terminated. Upon the non-defaulting PARTY providing notice and the breach or default is not cured during the thirty (30) Business day period, then the JDSA shall, at the election of the non-defaulting PARTY evidenced by a further written notice of termination within thirty (30) business days of the expiration of the cure period, terminate at the end of that period.

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8.3	Effect of Termination. Termination, expiration, or non-renewal of this JDSA (“TERMINATION”), shall have the following effects:

8.3.1	No Prejudice to Other Remedies. Upon TERMINATION, all rights granted hereunder shall terminate, and each PARTY shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination. Either PARTY’s termination of this JDSA shall be without prejudice to any other remedies that it may have at law or in equity, and shall not relieve either PARTY of breaches occurring prior to the effective date of termination. Neither PARTY shall be liable to the other for damages of any kind solely as a result of terminating this JDSA in accordance with its terms.

8.3.2	Return of Material. Upon TERMINATION, each PARTY shall within thirty (30) days return or destroy all tangible or retrievable materials containing or constituting CONFIDENTIAL INFORMATION or data of the other PARTY other than JOINT PROJECT KNOW-HOW (including all copies thereof) then in its possession, custody or control, and shall, at the other PARTY’s request, provide the other PARTY with a written statement signed by an officer of the first PARTY certifying that such return or destruction has occurred.

8.3.3	Payment of Amounts Owed. Upon TERMINTION, P&G shall pay to SYNERON any outstanding amounts owed to SYNERON hereunder following the terms set forth in Schedule B.

8.3.4	Approvals. Upon TERMINATION, any APPROVAL not in the name of SYNERON shall immediately be transferred into the name of SYNERON.

8.3.5	Survival. Only Articles 1, 3.1-3.6.3, 3.6.5-3.7, 3.9, 7, 8.3, and 9 shall survive the termination or expiration of this JDSA.

8.3.6.	Inventory. In the event of termination, the PARTY’s shall have the option to in the case of P&G take delivery of any purchased DEVICES and sell such DEVICES or in the case of SYNERON to receive payment from P&G for any DEVICES or components thereof for which SYNERON has already incurred financial liability and which may not be returned and/or applied in another device manufacturered by SYNERON.

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8.4	P&G may terminate this JDSA without payment of the obligations set forth in Schedules A or B following the failure to successfully complete either Milestone 1 per Schedule D or Milestone 2 per Schedule D.

ARTICLE 9

MISCELLANEOUS

9.1	Interpretation.

9.1.1	Headlines. The headings or titles of articles, sections or provisions appearing in this JDSA are for convenience only, and they are not intended to form any part of the body or text of this JDSA, nor are they intended to be referred to in construing any of the provisions hereof.

9.1.2	Severability. In the event any covenant, condition or other provision of this JDSA is held invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this JDSA and shall in no way affect, impair or invalidate any other covenant, condition or provision, and shall be deemed replaced by a provision which comes closest to such unenforceable provision in language and intent, without being invalid, void or illegal. Notwithstanding the foregoing, if this Article 9.1.2 becomes applicable and, as a result, the value of this JDSA is materially impaired for either PARTY, as determined by such PARTY in its sole discretion, then the affected PARTY may terminate this JDSA by written notice to the other.

9.2	Choice of Law. This JDSA shall be governed by and construed in accordance with the internal laws of the State of Delaware, United States of America, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the PARTIES. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this JDSA.

9.3	Notices. All notices provided for in this JDSA shall be effective when received. All notices shall be in writing in the English language and sent by fax, with a confirmation being sent by overnight delivery next day prepaid and addressed to the respective PARTIES as follows:

P&G: With a copy to:	The Procter & Gamble Company
Two P&G Plaza
Cincinnati, OH 45202
Attn: Vice President, External Business Development
Facsimile: (513) 983-0912

The Procter & Gamble Company
V.P. & General Counsel
Global Intellectual Property Division
Winton Hill Business Center
6090 Center Hill Avenue
Cincinnati, Ohio 45224

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SYNERON:	Chief Executive Officer
SYNERON Medical Ltd.
Industrial Zone
Yokneam Ilit, Israel
Fax No.: +972-4-909-6202

With a copy to:

Gene Kleinhendler
Gross Kleinhendler Hodak Halevy Greenberg & Co.
One Azrieli Center
Tel Aviv, Israel
Fax No.: +972-607-4411

9.4	Assignment. Neither PARTY shall assign, sell, transfer, delegate or otherwise dispose of any of its rights and obligations under this JDSA without the prior written consent of the other PARTY; provided, however, that either PARTY may assign this JDSA as a whole, including all of its rights or obligations under this JDSA, without the prior written consent of the other PARTY solely in connection with a merger of such PARTY with another party, or the sale of all or substantially all of such PARTY’s assets. Should such a merger or sale occur, the PARTY in question shall obtain, in advance of such merger or sale, agreement in writing from the merging or acquiring party of the assumption of rights and obligations set forth in this JDSA.

9.5	Modification. This JDSA may only be modified by written instrument, properly executed by duly authorized offices of P&G and SYNERON.

9.6	Confidentiality. The CDA and Article 3.5 shall govern the disclosure of confidential information under this JDSA. The termination or expiration of this JDSA shall not affect the obligations set forth in the CDA.

9.7	Press Release and Public Announcement

9.7.1	General. Both PARTIES shall maintain in confidence the terms of this JDSA. Each PARTY will coordinate with the other regarding the timing, content, and form of a press release, public announcement, and/or other form(s) of communication to be shared with the public relating to this JDSA, its subject matter, or any subsequent commercial agreements between the PARTIES and will give the other PARTY a reasonable opportunity to review and comment on the timing, content, and form of such release, announcement or communication prior to its release. This provision does not alter the restrictions on the disclosure of confidential information set forth in the CDA, and, subject to the terms of the CDA, will not be construed so as to delay or restrict either PARTY from disclosing any information required to be disclosed in order to comply with any applicable law, rule or regulation, including in particular, but without limitation, a PARTY’s disclosure obligations as a public company. Notwithstanding the foregoing, SYNERON will have the right to make general references to P&G and the type of product being provided by SYNERON to P&G under this JDSA in SYNERON’s promotional and marketing materials as well as in SYNERON’s oral and visual presentations to prospective customers.

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9.7.2	Initial Press Release. Notwithstanding the foregoing, the parties will issue an initial joint press release regarding the relationship between the parties. The timing, content, and form of such initial press release will be mutually agreed.

9.8	Limitation of Relationship of PARTIES. Nothing in this JDSA shall be construed as creating the relationship of employer and employee, joint venture, partnership, distributorship, franchise, agency or consignment between P&G and SYNERON.

9.9	Force Majeure. Except for the obligation to pay monies due and owing, neither PARTY shall be liable for any delay or failure in performance due to events outside the defaulting PARTY’s reasonable control, including without limitation acts of God, earthquake, labor disputes, shortages of supplies, riots, war, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control. The obligations and rights of the excused party shall be extended on a day to day basis for the time period equal to the period of the excusable delay.

9.10	No Waiver. No waiver of rights under this JDSA by either PARTY shall constitute a subsequent waiver of this or any other right under this JDSA.

9.11	Attorneys’ Fees. In any suit or proceeding relating to this JDSA, the prevailing PARTY will have the right to recover from the other its costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit of proceeding, including costs, fees and expenses upon appeal, separately from and in addition to any other amount included in such judgment. This provision is intended to be severable from the other provisions of this JDSA, and shall survive and not be merged into any such judgment.

9.12	Territory. The territory of this JDSA and any resulting Supply Agreement is global.

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IN WITNESS WHEREOF, the PARTIES hereto have caused this JDSA to be executed by their officers duly authorized as of the date first written above.

THE PROCTER AND GAMBLE COMPANY By: /s/ Jeffrey D. Weedman —————————————— Jeffrey D. Weedman Vice President – External Business Development

SYNERON MEDICAL LTD. By: /s/ David Shlachet —————————————— David Shlachet Chief Executive Officer

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Schedule A

In the event that after the EXCLUSIVITY PERIOD, P&G engages in any OTHER ACTIVITIES, P&G shall pay to SYNERON annual royalty payments equal to [****].

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Schedule B

ROYALTY PAYMENTS; MINIMUM ROYALTIES

I.	Royalty Payments. P&G agrees to pay to SYNERON, on a quarterly basis beginning on the sixtieth (60)day after the end of the first full calendar quarter following the LAUNCH DATE, the following royalty payments (“ROYALTIES”):

A.	P&G shall pay to SYNERON ROYALTIES on DEVICES equal to:

1.	[****]; and

2.	[****].

[****].

B.	In addition to the ROYALTIES set forth in Section I.A. above, P&G shall pay to SYNERON ROYALTIES equal to [****] from the sale of PERSONAL CARE COMPOSITION as of the LAUNCH DATE.

C.	During the term of this JDSA and for a period of two (2) years following its expiration or termination, upon the request of SYNERON (but not more frequently than once in each calendar year), an independent public accountant selected by SYNERON and reasonably acceptable to P&G shall be allowed access, during ordinary business hours, to the records, documents, bookkeeping systems, financial statements, records and any other resources, materials and data of P&G, its Affiliates and sub-licensees as reasonably necessary to verify the accuracy of the ROYALTIES made or payable by P&G hereunder. The cost of such audit shall be paid by SYNERON unless the audit reveals an under-reporting of payments in excess of five percent (5%) of the amount due for any one-year period, in which case the cost of the audit shall be paid by P&G. If an audit discloses any underpayment by P&G, P&G shall promptly make payment to SYNERON of such underpayment plus accrued interest at the rate of LIBOR plus two (2) percent from the date such underpayment occurred until the date it is paid. If the audit discloses any overpayment by P&G, SYNERON shall promptly repay such overpayment to P&G.

II.	MINIMUM ROYALTIES. P&G agrees to pay to SYNERON as an advance against ROYALTIES, the following minimum royalty payments (“MINIMUM ROYALTIES”):

A.	Upon the later of April 1, 2009 or twelve months after SYNERON receives FDA approval for the DEVICE and further upon the demonstration by SYNERON of the ability to manufacture the DEVICE set forth in the specification of Article 2.5 in the necessary quantities for LAUNCH (hereinafter the TRIGGER DATE) as set forth in the Supply Agreement, P&G shall pay to SYNERON advance MINIMUM ROYALTIES of [****] (the “FIRST MINIMUM ROYALTY PAYMENT”).

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B.	For the twelve (12) months period after P&G pays to SYNERON the FIRST MINIMUM ROYALTY PAYMENT, P&G shall pay to SYNERON advance MINIMUM ROYALTIES of [****] (the “SECOND MINIMUM ROYALTY PAYMENT”).

C.	For each consecutive twelve (12) months period after P&G pays to SYNERON the SECOND MINIMUM ROYALTY PAYMENT until termination or expiration of the JDSA, P&G shall pay to SYNERON advance MINIMUM ROYALTIES of [****] (the “SUBSEQUENT MINIMUM ROYALTIES”, and each related twelve (12) months period shall be referred to herein as the “SUBSEQUENT ROYALTY PERIOD”).

D.	P&G shall pay to SYNERON the MINIMUM ROYALTIES pursuant to A, B and C above on a quarterly basis beginning on the sixtieth (60) day after the end of the first full calendar quarter following the TRIGGER DATE. The MINIMUM ROYALTIES shall be debited or credited, as appropriate, against ROYALTIES to be paid by P&G to SYNERON in connection with future sales of DEVICES and PERSONAL CARE COMPOSITIONS pursuant to Section I above during the twenty four (24) month period following each MINIMUM ROYALTY payment.

E.	If at any time following the payment of the FIRST MINIMUM ROYALTY PAYMENT, P&G determines, at its sole option, not to pay the MINIMUM ROYALTY PAYMENTS for the next SUBSEQUENT ROYALTY PERIOD or any quarter thereof, P&G shall provide SYNERON with sixty (60) days prior written notice (the “NOTICE PERIOD”) of such determination, and this JDSA shall terminate upon the expiration of the NOTICE PERIOD. The provisions of Article 8.3 shall apply to any termination of this JDSA pursuant to this Section II.E.

REDACTED.CONFIDENTIAL TREATMENT REQUESTED

Schedule C

MASTER SUPPLY FRAMEWORK AGREEMENT

1.	The intent of this Master Supply Framework Agreement (MSFA) is to define a binding agreement that outlines principles that will enable the INITIAL DEVICE to be successfully commercialized into the marketplace in a manner that meets or beats the financial expectations of both parties. The MSFA will be converted into a detailed Memorandum of Agreement within sixty(60) days of the establishment of the specification set forth in Article 2.5. Each party will negotiate in good faith following these principles.

2.	P&G and SYNERON will enter into a binding master supply framework agreement that will coincide with the development milestones outlined in the separate Joint Development Agreement signed by both parties. Any event that causes the JDA to expire or terminate would also cause this MSFA to expire or terminate, as applicable.

3.	P&G will work to share best practices in sourcing medical devices with SYNERON. The intent is to ensure that both parties are working on the most cost efficient, high quality sourcing plan that will enable both companies’ financial margins to be met or exceeded. A final sourcing plan will be reviewed with P&G to ensure compliance with the final SPECIFICATIONS of the INITIAL DEVICE.

4.	Pricing. P&G and SYNERON will use [****] to defining the pricing for these INITIAL DEVICES. SYNERON will use a [****] methodology to price this product to P&G. [****].

5.	Volume. As volume grows, P&G and SYNERON will work to ensure that operational efficiencies are shared by P&G and SYNERON. It is P&G’s intent to help SYNERON optimize manufacturing operations through effective and efficient SLEA’s in addition to the possible use of P&G process reliability resources and other resources on an as needed basis.

6.	Supply Exclusivity. To ensure P&G is not at a competitive disadvantage in the market place, SYNERON agrees to ‘meet or release’ P&G from any supply agreement obligations if P&G is approached with another proposal that is commercially viable and technically matches the existing product specifications. P&G will share this proposal, or elements thereof, to ensure SYNERON understands this is a viable proposal. SYNERON shall have the right to engage this new source of supply and maintain its margins.

7.	Service Level Execution Agreements. Both parties agree to define on an annual basis “SLEA’s” that will define operational performance measures between both companies. The intent of the SLEA is to ensure that SYNERON can optimize manufacturing efficiencies while P&G can meet its business needs. This agreement will be renewed and approved annually.

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8.	Dispute Resolution. Each party will define a senior executive at the VP level or higher that will resolve any disputes arising from this MSFA. The intent of this is to ensure that there is an efficient forum to resolve any disputes arising from a detailed supply agreement. It is not in either party’s interest to create an impasse that prevents final agreement to a detailed supply agreement.

9.	Indemnification By SYNERON. SYNERON hereby agrees to indemnify, defend and hold harmless P&G and its directors, officers, agents and employees from and against any and all liability, loss, damage or expense (including without limitation reasonable attorney fees) they may suffer, to the extent arising out of THIRD PARTY claims, demands and actions alleging or based on: (a) any breach of a representation, warranty or covenant made by SYNERON under Article 5.2; or (b) infringement or misappropriation of any patent, copyright, or trade secret rights by elements of SYNERON’s BACKGROUND TECHNOLOGY, including but not limited to the design, operation or use, embodied in the DEVICEs supplied under this JDSA, or (c) any product liability claim relating to SYNERON DEVICE TECHNOLOGY or modifications or changes to DEVICEs (other than alterations or modifications made at P&G’s initiative), or (d) any trademark liability relating to or arising from the use of a SYNERON trademark on P&G packaging. SYNERON shall have no liability to P&G with respect to any claim of infringement, which is based on: the combination, operation or utilization of SYNERON’s BACKGROUND TECHNOLOGY with other technology, including other elements of the DEVICE and/or P&G DEVICE TECHNOLOGY and/or PERSONAL CARE COMPOSITIONs; use of the DEVICE other than as described in applicable documentation approved by SYNERON; or the alteration or modifications of the DEVICE (other than alterations or modifications made at SYNERON’s initiative). The foregoing states the entire liability of SYNERON and the sole and exclusive remedy of P&G with respect to infringement of patents, copyrights, trade secrets or the like .

10.	Indemnification By P&G. P&G hereby agrees to indemnify, defend and hold harmless SYNERON and its directors, officers, agents and employees from and against any and all liability, loss, damage or expense (including without limitation reasonable attorney fees) they may suffer, to the extent arising out of THIRD PARTY claims, demands and actions alleging or based on: (a) any breach of a representation, warranty or covenant made by P&G under Article 5.1; (b) infringement or misappropriation of any patent, copyright, or trade secret rights by elements of P&G’s BACKGROUND TECHNOLOGY or P&G DEVICE TECHNOLOGY; (c) any product liability claim relating to P&G DEVICE TECHNOLOGY or PERSONAL CARE COMPOSITIONs or modifications or changes to DEVICEs (other than alterations or modifications made at SYNERON’s initiative); and (d) any taxes, levies, tariffs or fees which P&G is responsible to pay pursuant to Article 6. P&G shall have no liability to SYNERON with respect to any claim of infringement, which is based on: the combination, operation or utilization of P&G’s BACKGROUND TECHNOLOGY with other technology (other than P&G DEVICE TECHNOLOGY or PERSONAL CARE COMPOSITIONs). The foregoing states the entire liability of P&G and the sole and exclusive remedy of SYNERON with respect to infringement of patents, copyrights, trade secrets or the like.

REDACTED.CONFIDENTIAL TREATMENT REQUESTED

11.	Procedures. The PARTIES’ indemnification set forth in this Schedule are conditioned on the indemnified party (a) providing prompt written notice of any claim giving rise to an indemnification obligation hereunder, (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim, (c) providing reasonable assistance in the defense of such claim at the indemnifying party’s reasonable expense, and (d) not compromising or settling such claim without the indemnifying party’s advance written consent.

12.	SYNERON Options. Should the DEVICE, or the operation thereof, become, or in SYNERON’s opinion be likely to become, the subject of a claim of infringement or misappropriation of a patent, copyright or trade secret, SYNERON, at SYNERON’s option and expense, shall procure for P&G the right to continue selling the DEVICE, or upon mutual agreement by the PARTIES to replace or modify the SPECIFICATIONS so that the DEVICE becomes non-infringing.

13.	Contractual License Grant in Case of Infringement:
P&G shall provide SYNERON evidence of alleged infringement of any intellectual property associated with the DEVICE, and upon SYNERON’s review of evidence of said infringement, SYNERON shall provide P&G any exclusive license(s) to SYNERON INTELLECTUAL PROPERTY which are necessary in order for P&G to enforce said INTELLECTUAL PROPERTY.

14.	Enforcement

        14.1 Notification of Infringement.Each PARTY will notify the other PARTY in writing of any suspected infringement(s) of the DEVICE in the FIELD and will provide to the other PARTY any evidence of such infringement(s).

        14.2 Right to Sue.P&G has the first right to institute suit for infringement(s) in the FIELD. SYNERON will join as a party plaintiff in any such lawsuit initiated by P&G, if requested by P&G, with all costs, attorneys’ fees, and expenses to be paid by P&G. However, if P&G does not institute suit for infringement(s) within ninety (90) days after receipt of written notice from SYNERON of SYNERON’s desire to bring suit for infringement in its own name and on its own behalf, then SYNERON may, at its own expense, bring suit or take any other appropriate action; except in the instance where the alleged infringer is a customer of P&G, in which case SYNERON will not bring suit or take any other action against the P&G customer.

        14.3 Recovery of Damages.P&G will be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to Paragraph 14.2 (entitled “Right to Sue”). SYNERON will be entitled to recovery of damages resulting from any lawsuit brought by SYNERON, pursuant to Paragraph 14.2 (entitled “Right to Sue”) .

        14.4 Settlement.Neither PARTY may settle with an infringer without the prior approval , such approval not to be unreasonably withheld, of the other PARTY if such settlement would affect the rights of the other PARTY under the JDSA.

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        14.5 Reduction of Royalties. In the event all VALID CLAIMs of SYNERON BACKGROUND TECHNOLOGY and SYNERON PROJECT PATENTS cease to exist, P&G’s obligations to make royalty payments relating to P&G’s gross revenues for DEVICE as well as royalty payments pursuant to Section 4.1.3 shall be reduced. The amount of said reduction shall be mutually agreed to by the PARTY’s or in the case of a lack of agreement by the result of binding arbitration pursuant to the rules of the American Arbitration Association. As used herein “VALID CLAIM” means a claim in an unexpired, maintained patent included within SYNERON BACKGROUND TECHNOLOGY and SYNERON PROJECT PATENTSthat has not been disclaimed or held invalid by a decision beyond the right of review.

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Schedule D

Milestones

Milestone 1:  [****].

Milestone 2:  [****].

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